Exhibit 99.1

Central Garden & Pet Company Announces Fiscal 2013 Third Quarter Results

Third quarter sales decreased 7% to $494.1 million; Diluted EPS of $0.28 per share

WALNUT CREEK, Calif.--(BUSINESS WIRE)--August 7, 2013--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today reported financial results for the third quarter ended June 29, 2013.

The Company reported net sales of $494.1 million, a 7 percent decrease from the comparable fiscal 2012 period. Revenues declined in both the Company’s Pet and Garden segments. The Company’s third quarter operating income was $32.9 million, compared to operating income of $49.0 million in the third quarter of 2012. Net income was $13.7 million, or $0.28 per fully diluted share, compared with net income of $22.7 million or $0.47 per fully diluted share in the third quarter of 2012.

“We anticipated lower results this quarter compared to strong sales and earnings gains a year ago; and although Pet performed in-line with our expectations, our Garden business did not,” said John Ranelli, President and CEO of Central Garden & Pet. “While our results for the quarter were disappointing, we are taking the right steps to strengthen our business for the future, including improving customer service and innovation, and identifying additional ways to take costs out of the business. In addition, we are leveraging a new matrix operating structure to bring decision making closer to the customer.” Mr. Ranelli continued, “There is much work to be done. Much of the recent progress we have made is not yet visible in our financial statements. Our business remains fundamentally strong with many opportunities ahead.”

Third Quarter and Year-to-Date Details

Net sales for the Garden segment for the quarter were $256.3 million, a decline of 2 percent from the third quarter of 2012, due in part to lower sales of controls products. In the prior year quarter, controls and fertilizers benefitted from the shipment of delayed orders. The Garden segment’s branded product sales for the quarter decreased $5.8 million, or 3 percent, to $215.5 million while sales of other manufacturers’ products decreased $0.4 million, to $40.8 million, a decrease of 1 percent compared with the third quarter of 2012. The Garden segment’s operating margin declined during the quarter, reflecting lower profitability in the company’s controls, fertilizer and decor businesses, due in part to higher promotion and marketing expenses. For the third quarter, the Garden segment’s operating income was $13.7 million, down from $22.6 million in the third quarter of 2012.

Net sales for the Pet segment for the quarter were $237.8 million, a decline of 12 percent from the third quarter of 2012, which included the benefit of the initial sell-in of high-margin flea and tick products to a new channel. The Pet segment’s branded product sales for the quarter decreased $34.4 million, or 15 percent, to $194.5 million while sales of other manufacturers’ products were $43.3 million, an increase of 2 percent compared with the third quarter of 2012. The Pet segment’s operating margin fell during the quarter due in part to lower flea & tick sales than a year ago partially offset by lower selling, general and administrative expenses. For the third quarter, the Pet segment’s operating income was $33.1 million, down from $40.4 million in the prior year period.

For the nine months ending June 29, 2013, the Company reported net sales of $1.28 billion, down from $1.30 billion in the comparable 2012 period. Branded products sales were $1.07 billion, down 2 percent from the comparable 2012 period. Sales of other manufacturers' products decreased 1 percent to $213.1 million. Operating income for the period was $66.5 million compared to $82.9 million in the prior year. Net income for the nine months ended June 29, 2013 was $20.7 million compared to $31.2 million in the comparable 2012 period. Earnings per fully diluted share were $0.42 compared to $0.65 per fully diluted share in the year ago period.

At June 29, 2013, the Company’s cash and short term investments balance totaled $38.3 million. Net interest expense was $11.3 million for the quarter and $10.7 million in the prior year period. Depreciation and amortization expense was $7.8 million, a decrease from $8.0 million in the third quarter of 2012. The Company’s effective tax rate for the third quarter was 34 percent compared to 38 percent in the prior year period.

Total debt at June 29, 2013 was $509.6 million compared to $449.9 million at June 23, 2012. The quarter ending total leverage ratio, as defined in the Company’s senior credit facility, was 4.9x. The Company was in compliance with all debt covenants at June 29, 2013. On August 1, 2013, the Company amended its Credit Facility to reduce the Minimum Interest Coverage ratio from 2.50x to 2.25x, and to add a minimum asset coverage ratio at 1.10x. Both covenant modifications are effectitive through the fiscal quarter ending March 29, 2014.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its fiscal third quarter results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial 412-317-6062. A replay of the call will be available for three weeks by dialing 858-384-5517 and entering passcode 105408.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEED® and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products and the brands NORCAL POTTERY®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC SYSTEMS®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, VITA FLEX® and HORSE HEALTHTM PRODUCTS. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,500 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future growth and cost reduction opportunities, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  the success of and costs and expenses associated with the Company’s transformational change initiatives;
  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  adverse weather conditions;
  dependence on a small number of customers for a significant portion of our business;
  uncertainty about new product innovations and marketing programs; and
  implementation of a new enterprise resource planning information technology system.

These risks and others are described in Central’s Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts) Unaudited

	June 29,	June 23,	September 29,
ASSETS	2013	2012	2012
Current assets:
Cash and cash equivalents	$20,482	$40,699	$48,475
Short term investments	17,820	17,820	22,705
Accounts receivable (less allowance for doubtful accounts of $23,355, $18,297 and $18,574)	243,650	245,780	202,422
Inventories	413,070	334,796	330,032
Prepaid expenses and other	53,751	46,107	48,149
Total current assets	748,773	685,202	651,783

Land, buildings, improvements and equipment—net	190,921	185,225	191,163
Goodwill	210,223	210,223	210,223
Other intangible assets—net	75,670	80,529	78,853
Deferred income taxes and other assets	19,049	18,539	17,525
Total	$1,244,636	$1,179,718	$1,149,547

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$112,313	$125,111	$126,662
Accrued expenses	93,213	106,818	79,491
Current portion of long-term debt	205	347	331
Total current liabilities	205,731	232,276	206,484

Long-term debt	509,430	449,530	449,483
Other long-term obligations	37,845	23,478	28,697

Equity:
Common stock, $.01 par value: 12,246,751, 12,247,571, and 12,247,571 shares outstanding at June 29, 2013, June 23, 2012 and September 29, 2012	122	122	122
Class A common stock, $.01 par value: 35,240,576, 34,506,329 and 34,706,902 shares outstanding at June 29, 2013, June 23, 2012 and September 29, 2012	352	345	347
Class B stock, $.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	388,443	381,751	382,195
Retained earnings	100,173	89,777	79,718
Accumulated other comprehensive income	840	1,127	1,539
Total Central Garden & Pet Company shareholders’ equity	489,946	473,138	463,937
Noncontrolling interest	1,684	1,296	946
Total equity	491,630	474,434	464,883
Total	$1,244,636	$1,179,718	$1,149,547

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	June 29, 2013	June 23, 2012	June 29, 2013	June 23, 2012
Net sales	$494,130	$533,808	$1,284,796	$1,302,777
Cost of goods sold and occupancy	341,664	353,156	902,201	893,691
Gross profit	152,466	180,652	382,595	409,086
Selling, general and administrative expenses	119,574	131,683	316,051	326,175
Income from operations	32,892	48,969	66,544	82,911
Interest expense	(11,347)	(10,723)	(32,599)	(30,738)
Interest income	28	28	120	84
Other income (expense)	353	102	(676)	(19)
Income before income taxes and noncontrolling interest	21,926	38,376	33,389	52,238
Income taxes	7,520	14,554	11,370	19,716
Income including noncontrolling interest	14,406	23,822	22,019	32,522
Net income attributable to noncontrolling interest	681	1,123	1,367	1,290
Net income attributable to Central Garden & Pet Company	$13,725	$22,699	$20,652	$31,232

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.28	$0.48	$0.43	$0.66
Diluted	$0.28	$0.47	$0.42	$0.65

Weighted average shares used in the computation of net income per share:
Basic	48,173	47,661	48,037	47,580
Diluted	48,822	48,388	48,766	48,253

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
Investor Relations